Exhibit 10.3

GARY CURTIS CANNON
ATTORNEY AT LAW
11497 Tree Hollow Lane
San Diego, CA 92128-5287
_____________________

Telephone (858) 391-9083  Facsimile (858) 391-9084
email: gcannon@GaryCurtisCannonAttorney.com

 December    1  , 2007

ATTORNEY-CLIENT RETAINER AGREEMENT

This ATTORNEY-CLIENT RETAINER AGREEMENT ("Agreement") is entered by and between CryoPort, Inc./CryoPort Systems, Inc.  ("Client") and GARY CURTIS CANNON Attorney at Law("Attorney").

1.           CONDITIONS.  This Agreement will not take effect, and Attorney will have no obligation to provide legal services, until Client returns a signed copy of this Agreement and pays the retainer called for under paragraph 3.

2.           SCOPE AND DUTIES.  Client hires Attorney to provide legal services in connection with General Corporate and SEC matters, including, but not limited to, SEC and other legal compliance, corporate governance, draft and review documents, and other such items as may from time to time be requested by Client. Attorney shall provide those legal services reasonably required to represent Client, and shall take reasonable steps to keep Client informed on progress of any matters requested to be performed, and to respond to Client's inquires. Attorney's services will not include litigation of any kind, whether in court, in administrative hearings before government agencies, or arbitration tribunals. Client shall be truthful with Attorney, cooperate with Attorney, keep Attorney informed of developments, abide by this Agreement, pay Attorney's bills on time and keep Attorney advised of Client's address, telephone numbers, contact persons and other pertinent information.

3.           NONREFUNDABLE RETAINER.  Client shall pay $12,000.00 per month non-refundable retainer to cover Attorney’s reasonable monthly legal services. Retainer shall be paid upon the signing of this Agreement and on the 1st day of every month thereafter so long as this Agreement is in force and effect. The monthly Retainer shall be paid as follows $9,000.00 in cash and $3,000.00 in cashless warrants with a strike price $0.84 or the ten (10) day VWAP average prior to issuance, which ever is lower, until Client reaches the breakeven point at which time the Retainer will convert to all cash. This retainer shall cover all monthly work required. It is understood that Attorney bills at an hourly rate of $350.00 per hour and should Client required work exceed the retainer on an ongoing basis for more than three (3) consecutive months, Client and Attorney agree to review the monthly retainer upon Attorney’s request.

4.           LEGAL FEES.  Client agrees to pay for legal services at the following rate: senior attorney-$350.00/hr;  associates-$175.00/hr;  paralegals-$ 75.00/hr;  law clerks-$ 50.00/hr;  and for other personnel as follows, __________________________ . Attorney charges in minimum units of one quarter hour. Paragraph 4 is subject to and modified by paragraph 3, "Nonrefundable Retainer" above.

5.           COSTS AND EXPENSES.  In addition to paying monthly retainer for legal services, Client shall reimburse Attorney for all costs and expenses incurred by Attorney, including, but not limited to, process servers' fees, fees fixed by law or assessed by courts or other agencies, court reporters' fees, long distance telephone calls, messenger and other delivery fees, postage, photocopying at $.20 per page, mileage at $.45   per mile, investigation expenses, consultants' fees, expert witness fees and other similar items. Client authorizes Attorney to incur all reasonable costs reasonably necessary in Attorney's judgment, unless one of both of the clauses below are initialed by Client and Attorney.

        Attorney shall obtain Client's consent before incurring any costs in excess of $250.00.

        Attorney shall obtain Client's consent before retaining outside investigators, consultants, or expert witnesses.

6.           STATEMENTS.  Attorney shall send Client periodic statements for fees and costs incurred. Client shall pay Attorney's statements with five (5) days after each statement's date. Client may request a statement at intervals of no less than 30 days. Upon Client's request Attorney shall provide a statement with in 10 days. However, Client shall pay the retainer set forth in paragraph 3 above, on the 1st of ever month so long as this Agreement is in force and effect regardless of whether Client has received Attorney’s statement.

7.           DISCHARGE AND WITHDRAWAL.  Client may discharge Attorney at upon thirty (30) days written notice. Attorney may withdraw with Client's consent or for good cause. Good cause includes Client's breach of this Agreement, Client's refusal to cooperate with Attorney or to follow Attorney's advice on a material matter or any other fact or circumstance that would render Attorney's continuing representation unlawful or unethical.

8.           CONCLUSION OF SERVICES.  When Attorney's services conclude, all unpaid charges shall become immediately due and payable. After Attorney's services conclude, Attorney will, upon Client's request, deliver Client's file(s) to Client, along with any Client funds or property in Attorney's possession.

9.           DISCLAIMER OR GUARANTEE.  Nothing in this Agreement and nothing in Attorney's statements to Client will be construed as a promise of guarantee about the outcome any of Client's matter(s) on which Attorney advises client. Attorney makes no such promises or guarantees. Attorney's comments about the outcome of any of Client's matter(s) are expressions of opinion only.

10.           EFFECTIVE DATE.  This Agreement will take effect when Client has preformed the conditions stated in paragraph 1, but its effective date will be retroactive to the date Attorney first provided services. The date at the beginning of this Agreement is for reference only. Even if this Agreement does not take effect, Client will be obligated to pay Attorney the reasonable value of any services Attorney may have performed for Client.

GARY CURTIS CANNON
Attorney at Law

By: /s/ Gary Curtis Cannon
Gary Curtis Cannon

CLIENT

Address: 20382 Barents Sea Circle
Lake Forest, CA 92630
Telephone: (947) 470-2300	By: /s/ Peter Berry
Peter Berry